EXHIBIT 10.03

AMENDMENT NO. 1 TO
PURCHASE AND SALE AGREEMENT
This Amendment No. 1 (this “Amendment”) to the Purchase and Sale Agreement dated as of July 3, 2012 (together with the Exhibits, Appendices and Disclosure Letter thereto, the “Purchase and Sale Agreement”) is made as of this 28th day of September, 2012 by and among NuStar Energy L.P., a Delaware limited partnership (“Energy”), NuStar Logistics, L.P., a Delaware limited partnership (the “Seller”), NuStar Asphalt Refining, LLC, a Delaware limited liability company (“Refining”), NuStar Marketing LLC, a Delaware limited liability company (“Marketing”), NuStar GP, LLC, a Delaware limited liability company (“GP LLC”), NuStar Asphalt LLC, a Delaware limited liability company (the “Company”), and Asphalt Acquisition LLC, a Delaware limited liability company (the “Investor,” together with the Seller, Energy, Refining, Marketing, the Company and GP LLC, the “Parties”, and each of them, a “Party”).
WHEREAS the Parties entered into the Purchase and Sale Agreement as of July 3, 2012; and
WHEREAS the Parties now wish to amend the Purchase and Sale Agreement in the manner set forth in this Amendment all in accordance with the terms and conditions of the Purchase and Sale Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged by each Party, the Parties hereto agree as follows:
SECTION 1. Definitions. Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Purchase and Sale Agreement.
SECTION 2.    Amendment to Appendix A. The definitions of “Covered Employee” and “Equivalent Wage” shall be amended to read in full:
“Covered Employee” means, as of the date hereof (a) each employee of the NuStar Affiliates who is expected to become an employee of the Company as of the Expiration Date and is identified as a “Group A Employee” in Section D of the Disclosure Letter and (b) each employee of the NuStar Affiliates who is expected to become an employee of the Company and is identified as a “Group B Employee” in Section D of the Disclosure Letter.
“Equivalent Wage” means, with respect to any Transferred Employee, the base salary (or the base wage rate) plus any shift differential applicable with respect to such Transferred Employee as of the Transfer Date applicable to such Transferred Employee.

SECTION 3.    Amendment to Appendix A. The definitions of “Active Employee”, “Employee Services Agreement”, “Expiration Date”, “Retained Employee Obligations”, “Specified Employee”, “Terminated Specified Employee”, “Transfer Date”, “Transfer Time” and “Transferred Employee” shall be added, reading in full:
“Active Employee” has the meaning specified in Section 8.9(a).
“Employee Services Agreement” shall mean that certain Employee Services Agreement dated as of September 28, 2012, among GP LLC, the Company, Refining and Marketing.
“Expiration Date” has the meaning specified in the Employee Services Agreement.
“FMLA” has the meaning specified in Section 8.9(a).
“Retained Employee Obligations” has the meaning specified in Section 8.9(b).
“Specified Employee” means each Covered Employee listed on Schedule A.
“Terminated Specified Employee” means each Specified Employee whose employment is terminated prior to the Expiration Date.
“Transfer Date” has the meaning specified in Section 8.9(a).
“Transfer Time” has the meaning specified in Section 8.9(a).
“Transferred Employee” has the meaning specified in Section 8.9(a).
SECTION 4.    Amendment to Section 2.3(b). The following sentence shall be added at the end of Section 2.3(b) of the Purchase and Sale Agreement:
(a)    Notwithstanding the exclusions from Purchased Inventory set forth on Section 2.3(b) of the Disclosure Letter, Purchased Inventory at the Closing may include up to 60,000 barrels of crude oil in excess of 1,000,000 barrels of crude oil; provided, however, that the market value of each such included barrel in excess of 1,000,000 barrels shall be equal to the market value thereof (as determined in accordance with Section 2.3(b) of the Disclosure Letter) discounted by $3 per barrel for purposes of calculating the Inventory Purchase Price.
SECTION 5.    Amendment to Section 8.9(a). Section 8.9(a) of the Purchase and Sale Agreement shall be amended and restated to read as follows:
(a)    The Company shall, or shall cause the applicable member of the Company Group to, make an offer of employment, in accordance with the requirements of this Section 8.9, no fewer than 30 days before the Expiration Date and to be effective as of the Expiration Date, to each Covered Employee who is actively at work, or is not actively at work due to vacation, holiday or sick days in compliance with the applicable policies of the NuStar Affiliates (each such Covered Employee, an “Active Employee”). With respect to each Covered Employee who is not an Active Employee due to short-term disability, emergency family, personal short-term, adoption, long-term disability, reserve military or full-time military leave or an approved leave of absence under the Family and Medical Leave Act of 1993, as amended (“FMLA”), the Company shall, or shall cause the applicable member of the Company Group to, make an offer of employment, in accordance with the requirements of this Section 8.9, to such Covered Employee effective as of the date on which such Covered Employee presents himself or herself to the Company (or such applicable member of the Company Group) for active employment following the Expiration Date; provided, that such date is no later than ten (10) business days following the last day on which any NuStar Affiliate would have been required to re-employ such Covered Employee in accordance with the applicable NuStar Plan, the provisions of FMLA, or the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994 and the Department of Labor regulations promulgated thereunder, or any other applicable Law, as applicable, in each case, as if the transactions contemplated by this Agreement had not occurred. For purposes of this Agreement, the term “Transferred Employee” shall refer to each Covered Employee who accepts or does not reject an offer of employment with the Company as provided for in this Section 8.9(a), the term “Transfer Time” with respect to any Transferred Employee shall refer to (A) with respect to any Transferred Employee who is an Active Employee, 12:01 a.m. on January 1, 2013 and (B) with respect to any Transferred Employee who is not an Active Employee, 12:01 a.m. on the date upon which such Transferred Employee actually begins active employment with the applicable member of the Company Group and the term “Transfer Date” with respect to any Transferred Employee shall refer to the date on which a Transferred Employee’s employment with the applicable member of the Company Group becomes effective.
SECTION 6.    Amendment to Section 8.9(b). Section 8.9(b) of the Purchase and Sale Agreement shall be amended and restated to read as follows:
(a)    Except with respect to any Obligations that transfer to the Company Group pursuant to Applicable Law or are Obligations of the Company Group pursuant to the Employee Services Agreement, including obligations to indemnify GP LLC and its Affiliates as provided for in Section 3.5(a) of the Employee Services Agreement, GP LLC shall retain liability and responsibility for all employment and employee benefits-related Obligations (i) incurred, or arising out of a period ending, on or prior to the Expiration Date that relate to the Covered Employees (or any dependent or beneficiary of any Covered Employee) or (ii) incurred, or arising out of a period ending, after the Expiration Date that relate to a Covered Employee that does not become a Transferred Employee (or any dependent or beneficiary of such Covered Employee) (such Obligations, the “Retained Employee Obligations”). Except with respect to any Obligations that transfer to the Company Group pursuant to Applicable Law or are Obligations of the Company Group pursuant to the Employee Services Agreement, neither Marketing, Refining, the Company, the Investor nor any of its Affiliates shall have any liability or responsibility for any Retained Employee Obligations. Except with respect to any Obligations (i) under any NuStar Plan or (ii) arising as a result of actions taken by any NuStar Affiliate on or prior to the Expiration Date, effective as of the Transfer Time applicable to a Transferred Employee, neither GP LLC nor any of its Affiliates shall have any liability or responsibility for any employment and employee benefits-related Obligations incurred, or arising following the Transfer Date applicable to a Transferred Employee that relate to such Transferred Employees (or any dependent or beneficiary of any such Transferred Employee).
SECTION 7.    Amendment to Section 8.9(c). Section 8.9(c) of the Purchase and Sale Agreement shall be amended and restated to read as follows:
(a)    Except in the event of any claim for workers’ compensation benefits, for purposes of this Section 8.9(c), the following claims and liabilities shall be deemed to be incurred as follows: (i) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits, and (ii) short and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. A claim for workers’ compensation benefits, shall be deemed to be incurred when the event giving rise to the claim (the “Workers’ Compensation Event”) occurs. If the Workers’ Compensation Event occurs in respect of a Transferred Employee over a period both preceding and following the applicable Transfer Time, the claim shall be the joint responsibility and liability of GP LLC and the Company and shall be equitably apportioned between GP LLC and the Company based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the applicable Transfer Time.
SECTION 8.    Amendment to Section 8.9(d). Section 8.9(d) of the Purchase and Sale Agreement shall be amended and restated to read as follows:
(a)    GP LLC agrees to provide any required notice under and to otherwise retain all liabilities relating to the federal Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state, local or foreign laws, with respect to any event, including any “plant closing” or “mass layoff” (each, as defined in WARN) or group termination or similar event, affecting Covered Employees on or prior to the Expiration Date. GP LLC shall notify the Investor prior to the Expiration Date of any “employment loss” (as defined in WARN)

experienced by any Covered Employees during the 90-day period prior to the Expiration Date.
SECTION 9.    Amendment to Section 8.9(e). Section 8.9(e) of the Purchase and Sale Agreement shall be amended and restated to read as follows:
(a)    Effective as of the Closing (except as otherwise provided in this Section 8.9(e)), the applicable members of the Company Group shall provide (and the Parties shall cooperate reasonably and in good faith to effectuate) the following:
(i)    Credit for Service. Each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited while employed by GP LLC or its applicable Affiliate (“NuStar Employer”), as of the Transfer Date applicable to such Transferred Employee (or, with respect to Company Defined Benefit Plan (as defined below), through the date on which such plan is established), under any comparable or similar Company Group employee benefit plans in which such Covered Employees participate for purposes of vesting benefits (“vested service”) and participation eligibility (including eligibility to receive subsidized early retirement benefits, Social Security supplements and ancillary benefits), but in no event shall the applicable member of the Company Group have any obligation to recognize such years of service for benefit accrual in any such employee benefit plans (“credited service”) or to the extent doing so would result in a duplication of benefits. Transferred Employees will be eligible for vacation and short-term leave entitlement based on years of service under the NuStar Employer’s employee benefit plans.
(ii)    Provision of Benefits. For a period of 18 months following the Closing Date, the applicable member of the Company Group shall make available to the Transferred Employees, as a group, employee benefit plans providing benefits that are no less favorable in the aggregate to those provided under the NuStar Plans as described in Section 8.9(e) of the Disclosure Letter; provided, however, that the Parties shall, in good faith, use their reasonable efforts to replicate the NuStar Plans, including, to the extent practical and not unreasonably cost prohibitive, engaging the same third-party service providers and insurers.
(iii)    Defined Benefit Plans. The GP LLC shall cause the NuStar Employer’s retirement plan (the “NuStar Retirement Plan”) and related excess benefit plan (collectively, “NuStar Defined Benefit Plan”) to (1) retain all liability for pension benefits accrued by each Covered Employee as of the Expiration Date, and (2) provide for distributions in accordance with the NuStar Defined Benefit Plan’s distribution rules to any Covered Employee eligible for such distributions. As soon as practicable following the Expiration Date, the applicable member of the Company Group shall establish and maintain a defined benefit plan that is qualified under Section 401 of the Code (“Company Defined Benefit Plan”). The Company Group shall cause Company Defined Benefit Plan to provide that all Transferred Employees who were eligible to participate in the NuStar Retirement Plan and who remain employed with the Company Group on the date on which Company Defined Benefit Plan is established shall be immediately eligible to participate in Company Defined Benefit Plan on the date on which Company Defined Benefit Plan is established.
(iv)    Qualified Defined Contribution Plans. No later than the Expiration Date, the applicable member of the Company Group shall establish and maintain a defined contribution plan that is qualified under Section 401 of the Code (“Company Defined Contribution Plan”). The applicable member of the Company Group shall (1) cause Company Defined Contribution Plan to accept the direct rollover of Transferred Employees’ “eligible rollover distributions” (as defined in Section 401(a)(31) of the Code) and (2) use its commercially reasonable efforts to cause Company Defined Contribution Plan to accept the rollover or transfer of Transferred Employees’ outstanding participant loans .
(v)    Severance Program. (A) If within one year of the Closing Date (the “Severance Period”): (1) the applicable member of the Company Group involuntarily terminates the employment of a Transferred Employee (for reasons other than just cause or to commence employment with another entity within the Company Group) or (2) a Transferred Employee elects to terminate employment with the applicable member of the Company Group rather than accept a material reduction in compensation below his or her Equivalent Wage, the applicable member of the Company Group shall provide severance pay and other benefits to such Transferred Employee as described below (“Severance Program”) in lieu of, and not otherwise in addition to, any severance to which such Transferred Employee would otherwise be entitled under any employee benefit plan, agreement or other arrangement with the Company Group. The applicable member of the Company Group shall adopt the Severance Program no later than the Expiration Date and shall not terminate it or amend it in a manner materially inconsistent with this Section 8.9(e)(v) prior to one year after the Expiration Date.
(A)    The Severance Program shall provide severance pay in an amount not less than the sum of (1) the Transferred Employee’s Equivalent Wage (or his/her then-current base rate of pay, if greater) and (2) the applicable member of the Company Group’s contribution of the premium cost for any health benefits in which the Transferred Employee is participating as of the date of his or her termination from employment, in each case as such Covered Employee would have received from, or had paid on his or her behalf by, the applicable member of the Company Group had such Transferred Employee remained employed by the applicable member of the Company Group through the end of the Severance Period.
Notwithstanding the foregoing, the applicable member of the Company Group may condition eligibility for any benefit under the Severance Program on the execution and non-revocation of a general and comprehensive release or waiver of any and all claims. Such release or waiver shall be in such form as the applicable member of the Company Group determines in its sole discretion.
(vi)    Vacation Pay. No later than the Expiration Date, the applicable member of the Company Group shall establish and maintain a vacation pay plan or policy (“Company Vacation Pay Policy”) that shall (A) be applicable to each Transferred Employee upon the Transfer Date applicable to such Transferred Employee, (B) recognize the service that the NuStar Employer used for purposes of vacation pay accrual as of the Transfer Date applicable to such Transferred Employee and (C) provide a minimum annual vacation pay accrual equal to the amount of annual vacation granted to eligible employees under the NuStar Employer’s vacation plan; provided, however, that during the calendar year in which the Transfer Time applicable to a Transferred Employee occurs, such annual vacation pay accrual to be provided by the applicable member of the Company Group shall be reduced pro rata based on the number of days remaining in such calendar year.
(vii)    Health Care Plans. No later than the Expiration Date or such other later date as mutually agreed upon by the Parties, the applicable member of the Company Group shall establish and maintain medical, mental health, substance abuse and dental plans (“Company Health Care Plans”). Company Health Care Plans shall provide that each Transferred Employee and his or her otherwise eligible dependents shall be eligible to enroll in such plans with coverage commencing immediately upon the Transfer Date applicable to such Transferred Employee. If such Transferred Employee was enrolled in the NuStar Employer’s corresponding plan as of the Transfer Date applicable to such Transferred Employee, the applicable member of the Company Group shall use its reasonable efforts to cause the Company Health Care Plans to (A) credit the expenses of the Transferred Employee that were credited toward deductibles and co-insurance for the plan year in which the Transfer Date applicable to such Transferred Employee occurs under the applicable NuStar Employer’s benefit plans that provide medical, mental health, substance abuse and dental coverage (“NuStar Health Care Plans”) against satisfaction of any deductibles and co-insurance for such plan year under Company Heath Care Plans, (B) not require a physical examination or other proof of insurability and (C) waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions. In addition, the applicable member of the Company Group will use its reasonable best efforts to cause Company Health Care Plans to waive any pre-existing condition limitation where required to comply with the provisions of the Health Insurance Portability and Accountability Act of 1996.
SECTION 10.    Amendment to Section 8.9(f). Section 8.9(f) of the Purchase and Sale Agreement shall be amended and restated to read as follows:
(a)    Effective as of the Transfer Time applicable to a Transferred Employee, the Company Group covenants that the Company Group shall be responsible for the administration of and shall assume any and all obligations arising under the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA (“COBRA”) or other applicable law with respect to such Transferred Employee and his or her beneficiaries who experience a “Qualifying Event” (as defined in COBRA) on or after the Closing Date.
SECTION 11.     Amendment to Section 8.9(g). Section 8.9(g) of the Purchase and Sale Agreement shall be amended and restated to read as follows:
(a)    Effective as of the Expiration Date, the applicable member of the Company Group covenants to adopt the Savannah CBA and Paulsboro CBA, as applicable (and all existing contract extension agreements, memoranda of agreement, letters of understanding and similar agreements and instruments relating thereto) and shall recognize such labor unions as the exclusive representative of the Covered Employees represented thereby immediately prior to the Expiration Date.
SECTION 12.    Sections 8.9(i) and 8.9(j). Sections 8.9(i) and 8.9(j) of the Purchase and Sale Agreement are hereby added, reading in full:
(i)    Notwithstanding anything to the contrary in this Section 8.9 (including Section 8.9(b)), the Company shall, after the Closing, promptly reimburse GP LLC for (i) 50% of any early retirement incentive supplement payments made by GP LLC and its Affiliates (including any applicable Plan) to Terminated Specified Employees (“Early Retirement Payments”); provided that in no event shall the Company be obligated to reimburse an amount in excess of $500,000 in the aggregate in Early Retirement Payments, and (ii) in the case of any Specified Employee who accepts employment with a NuStar Affiliate at another location, the reasonable relocation costs incurred by such NuStar Affiliate in connection with any relocation of such Specified Employee with regards to such change in employment, in all cases to an extent consistent with the NuStar relocation program; provided that in no event shall the Company be obligated to reimburse an amount in excess of $55,000 in respect of any such relocated Specified Employee. In the event that any portion of the Early Retirement Payments are paid other than in a lump-sum payment, for the purposes of the Company’s reimbursement obligations under clause (i) of the immediately preceding sentence, the calculation of the Early Retirement Payments shall include a good faith estimate of the lump-sum present value of such periodic payments based on the same discount rate and the period of such payments used to determine the annuity payments.
(j)    This Agreement shall not be interpreted in such a manner as to require any party hereto to violate any obligation it may have pursuant to any collective bargaining agreement.  Nothing in this Agreement is intended to limit, expand or alter in any way the rights or obligations conferred by any collective bargaining agreement.
SECTION 13.    Section 8.16. Section 8.16 is hereby added as follows, reading in full:
Section 8.16    Statoil Contract. At the Closing, a member of the Company Group will deliver by wire transfer of immediately available funds to the Seller an amount equal to $4,300,000 (the “Statoil Payment”) in respect of transactions relating to that certain letter agreement, dated as of September 25, 2012, between Statoil Brasil Óleo e Gás Limitada (“Statoil”) and Marketing (the “Statoil Letter Agreement”), which, subject to certain terms and conditions, terminates the Statoil Contract.  If, upon compliance by Marketing with the terms and conditions of the Statoil Letter Agreement, the Statoil Contract does not terminate for any reason (other than (i) a material breach by Marketing of the Statoil Contract after the Closing or (ii) the entering into of an agreement between Marketing and Statoil after the Closing to amend or not to terminate the Statoil Contract), the Seller promptly shall return the Statoil Payment in immediately available funds to such member of the Company Group.
SECTION 14.    Amendment to Exhibit A. Exhibit A is hereby deleted in its entirety and replaced in its entirety with Exhibit A to this Amendment.
SECTION 15.    Amendment to Exhibit B. Exhibit B is hereby deleted in its entirety and replaced in its entirety with Exhibit B to this Amendment.
SECTION 16.    Amendment to Section 2.3(a)(ii) of the Disclosure Letter. Section 2.3(a)(ii) of the Disclosure Letter is hereby deleted in its entirety and replaced in its entirety with Exhibit C to this Amendment.
SECTION 17.    Amendment to Section D of the Disclosure Letter. Section D of the Disclosure Letter is hereby deleted in its entirety and replaced in its entirety with Exhibit D to this Amendment.

SECTION 18.    Schedule A. Exhibit E to this Amendment is hereby added as Schedule A.
SECTION 19.    Limited Amendment. Except as specifically amended or supplemented hereby, the Purchase and Sale Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. From and after the date hereof, any reference to the Purchase and Sale Agreement shall mean the Purchase and Sale Agreement as amended hereby.
SECTION 20.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
SECTION 21.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law rules thereof which may permit or require the application of the laws of another jurisdiction.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment, all as of the day and year first above written.
NUSTAR LOGISTICS, L.P.
By:    NuStar GP, Inc., its General Partner

By: /s/ Steven A. Blank
Name: Steven A. Blank
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 1 to Purchase and Sale Agreement]

NUSTAR ASPHALT REFINING, LLC
By: /s/ Steven A. Blank
Name: Steven A. Blank
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 1 to Purchase and Sale Agreement]

NUSTAR MARKETING LLC
By: /s/ Steven A. Blank
Name: Steven A. Blank
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 1 to Purchase and Sale Agreement]

NUSTAR ENERGY L.P.

By:	Riverwalk Logistics, L.P., its General Partner

By:	NuStar GP, LLC, its General Partner

By: /s/ Steven A. Blank
Name: Steven A. Blank
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 1 to Purchase and Sale Agreement]

NUSTAR GP, LLC
By: /s/ Steven A. Blank
Name: Steven A. Blank
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 1 to Purchase and Sale Agreement]

NUSTAR ASPHALT LLC

By:	NuStar Logistics, L.P., its sole member

By:	NuStar GP, Inc., its General Partner

By: /s/ Steven A. Blank
Name: Steven A. Blank
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 1 to Purchase and Sale Agreement]

ASPHALT ACQUISITION LLC
By: /s/ Michael Dees
Name: Michael Dees
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Purchase and Sale Agreement]